Exhibit 5
Opinion of John H. Lonnquist, P.C., relating to the issuance of shares of common stock pursuant to the Employee Stock Options

                                   LAW OFFICES

                            JOHN H. LONNQUIST, P. C.
                          3200 Cherry Creek South Drive
                             Denver, Colorado  80209

                                                                  (303) 722-8261
                                                             fax  (303) 722-8502
                                                          John@Lonnquist-law.com
                                 9 December 2002

Inform Worldwide Holdings, Inc.
4700 Castleton Way, Suite 220
Castle Rock, CO  80104

Dear Ladies and Gentlemen:

We have been asked to render an opinion with respect to 3,000,000 shares of Class A, no par value, common stock ("Common Stock") of Inform Worldwide Holdings, Inc. ("Corporation") which may be issued by the Corporation to eligible participants from time to time pursuant to the Year 2000 Long Term Incentive Equity Plan.

We have examined original or copies of such records of the Corporation, and such other documents as we have deemed relevant and necessary as the basis for the opinion set forth below. We have also made inquiries of two Directors, one an officer of the Corporation, to obtain information necessary to make this opinion.

Based on our examination and inquiries referred to above, we are of the opinion that, when issued and paid for in compliance with the Year 2000 Long Term Incentive Equity Plan, the shares of Common Stock will be legally issued, fully paid, and non assessable under the Colorado Business Corporation Act.

This letter cannot be relied upon by anyone other than the addressee, or the Securities and Exchange Commission as an Exhibit to any Registration Statement filed within thirty (30) days hereof on Form S-8 and relating to the Common Stock.

This letter makes no opinion as to federal or state securities laws, rules, regulations, or compliance.

This opinion is issued as of the date hereof and we assume no liability for updating it in accordance with future events or changes in the law.

Thank you.

Sincerely,
John H. Lonnquist, P.C.